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Exhibit 99.2

Narrative Portions of Form 12b-25 filed by Fannie Mae

August 9, 2007

NARRATIVE

Fannie Mae (formally, the Federal National Mortgage Association) is filing this Notification of Late Filing of its Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, because the company has determined that it is unable to file that Form 10-Q by the due date of August 9, 2007, or by the extension date of August 14, 2007. Accordingly, Fannie Mae is not requesting the five-day extension permitted by the rules of the Securities and Exchange Commission.

We are not able to file a timely Form 10-Q because we have not completed our interim consolidated financial statements for the quarter ended June 30, 2007. We also are in the process of completing our audited consolidated financial statements for the year ended December 31, 2006, although we have not yet completed either these financial statements or our interim consolidated financial statements for the quarter ended March 31, 2007.

In connection with our prior Notifications of Late Filing on Form 12b-25, we have provided supplemental information relating to various matters, including numeric information about our regulatory capital; discussion of certain key business and market issues that have affected us; disclosures regarding certain of our risks and risk management practices; and updates on certain legal proceedings and legislative and regulatory matters. Because we currently are focusing our efforts on completing our Form 10-K for the year ended December 31, 2006, and expect to file our 2006 Form 10-K on August 16, 2007, we will include updated supplemental information of the type previously reported in our Forms 12b-25 in the 2006 Form 10-K, rather than in this Form 12b-25.

Forward-Looking Statements

The information provided in this Notification of Late Filing and the attached explanation includes forward-looking statements, including statements regarding our estimated timing for the filing of our 2006 Form 10-K and information relating to expected changes in our earnings from period to period.

Explanation Referred to in Part IV, Item (3) of Form 12b-25

We are required by Part IV, Item (3) of Form 12b-25 to provide as part of this filing an explanation regarding whether the results of operations we expect to report for the quarter ended June 30, 2007 will reflect significant changes from our results of operations for the quarter ended June 30, 2006. Because we have not completed our interim consolidated financial statements for either the quarter ended June 30, 2006 or the quarter ended June 30, 2007, we are unable to provide a reasonable estimate of either our results of operations for the quarter ended June 30, 2007 or our results of operations for the quarter ended June 30, 2006. Accordingly, we cannot at this time estimate what significant changes will be reflected in our second quarter 2007 results of operations compared to our second quarter 2006 results of operations; however, we expect our earnings to vary, perhaps substantially, from period to period, due primarily to changes in the fair value of our derivatives.